                  [LOGO] TORTOISE CAPITAL RESOURCES CORPORATION

                                                                    Exhibit 99.1
________________________________________________________________________________

TORTOISE CAPITAL RESOURCES CORP. ANNOUNCES $86.1 MILLION INITIAL PUBLIC OFFERING
OF COMMON SHARES

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - Feb. 01, 2007 - Tortoise Capital Resources Corp. (NYSE:
TTO), a closed-end management investment company focused on the U.S. energy infrastructure sector, today announced its initial public offering of common stock. The company sold 5,740,000 shares at $15.00 per share, raising gross proceeds of $86.1 million. The company has granted the underwriters a 30-day option to purchase a maximum of 861,000 additional shares of common stock to cover over-allotments, if any.

Tortoise Capital Resource's investment goal is to provide stockholders with a high level of total return, with an emphasis on dividends and dividend growth.
The company intends to pursue its investment objective by investing primarily in privately-held and micro-cap public energy companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment. The company has elected to be treated as a business development company under the
Investment Company Act of 1940.

The company is managed by Tortoise Capital Advisors, a registered investment advisor specializing in the energy infrastructure sector. Tortoise Capital
Advisors had approximately $2.0 billion under management on Nov. 30, 2006, including the assets of three publicly-traded closed-end investment management companies (NYSE: TYG, TYY & TYN) focused on the energy infrastructure sector.

Merrill Lynch & Co. acted as the bookrunning manager for the transaction. The following firms acted as co-managers: Stifel Nicolaus, Wachovia Securities,
Oppenheimer & Co. and Ferris, Baker Watts Incorporated.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

The prospectus contains important information about the company, including the company's investment objective, risks, charges and expenses. An investor should read the prospectus and carefully consider that important information before investing. Copies of the prospectus relating to the offering may be obtained from the offices of Merrill Lynch & Co., 4 World Financial Center, 250 Vesey
Street, New York, N.Y 10080.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP)
investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of Nov. 30,
2006, the adviser had approximately $2.0 billion of energy infrastructure investment assets under management.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

10801 Mastin Boulevard, Suite 222 | Overland Park, KS 66210 | p: 913.981.1020
| f: 913.981.1021 | www.tortoiseadvisors.com